                                                                EXHIBIT 10.31-02
FORM OF SERIES G STOCK OPTION AGREEMENT DATED APRIL 1, 2000
BETWEEN THE COMPANY AND ROBERT F. MECREDY


                         FIREARMS TRAINING SYSTEMS, INC.
                             STOCK OPTION AGREEMENT
                                    SERIES G


Firearms Training Systems, Inc., a Delaware corporation (the "Company"), hereby grants to Robert Mecredy (the "Optionee") as of April 1, 2000 (the "Option Date"), pursuant to the provisions of the Firearms Training Systems, Inc. Stock Option Plan (the "Plan"), a non-qualified option to purchase from the Company (the "Option") 240,000 shares of its Class A Common Stock, $0.000006 par value ("Stock"), at the price of $0.50 per share upon and subject to the terms and conditions set forth below. References to employment shall also mean an agency or independent contractor relationship and references to employment by the Company shall also mean employment by a Subsidiary. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless the Optionee shall accept this Agreement by executing it in the space provided below and returning such original execution copy to the Company.

2.       Time and Manner of Exercise of Option.


2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the seventh anniversary of the Option Date (the "Expiration Date").

2.2. Exercise of Option. (a) Except as otherwise provided in subsections (b)-(d) or Section 3.5 (relating to a Sale of the Company) below, the Option shall become exercisable in accordance with the provisions of this Section 2.2(a). For purposes of this Agreement, Covenant Case EBITDA and Potential Case EBITDA for each Applicable Fiscal Period (as defined below) shall be defined as follows:

                                 Covenant Case     Potential Case
Applicable Fiscal Period         EBITDA            EBITDA
----------------------------     -------------     --------------
Quarter Ending 3/31/2001          $  800,000        $ 1,600,000
Fiscal Year Ending 3/31/2002      $1,650,000        $ 5,893,000
Fiscal Year Ending 3/31/2003      $6,257,000        $11,343,000


For purposes of this Agreement, EBITDA shall have the meaning contained in that certain Second Amended and Restated Credit Agreement among FATS, Inc., the financial institutions parties thereto and Bank of America, N.A., as agent, dated April 1, 2000, as amended, supplemented or otherwise modified. The Covenant Case EBITDA and Potential Case EBITDA levels set forth above may be revised by the Board to reflect, in such manner as it deems appropriate and in each case in its sole discretion, the financial impact of any business acquired by the Company or FATS, Inc. or otherwise combined with the Company or FATS, Inc.

(i) For the fiscal quarter ending March 31, 2001 and each of the fiscal years ending March 31, 2002 and March 31, 2003 (each, an "Applicable Fiscal Period"), the Option shall become exercisable as of the last day of the Applicable Fiscal Period with respect to:

(A) if the Company's EBITDA for the Applicable Fiscal Period is less than the Covenant Case EBITDA for such Applicable Fiscal Period, 0 shares;

(B) if the Company's EBITDA for the Applicable Fiscal Period equals or exceeds the Potential Case EBITDA for such Applicable Fiscal Period, 80,000 shares; and

(C) if the Company's EBITDA for the Applicable Fiscal Period equals or exceeds the Covenant Case EBITDA for such Applicable Fiscal Period but is less than the Potential Case EBITDA for such Applicable Fiscal Period , the number of shares determined by adding 40,000 shares to the Ratable Amount of shares for such Applicable Fiscal Period. For purposes of the foregoing sentence, the Ratable Amount for each Applicable Fiscal Period shall be determined by multiplying (I) 40,000 by (II)(a) the Company's EBITDA for such Applicable Fiscal Period minus the Covenant Case EBITDA for such Applicable Fiscal Period, divided (b) by the Potential Case EBITDA for such Applicable Fiscal Period minus the Covenant Case EBITDA for such Applicable Fiscal Period.

The determination regarding the extent to which the Option becomes exercisable under this Section 2.2(a)(i) for each Applicable Fiscal Period shall be made in the manner and at the time set forth in Section 2.2(a)(iv).


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(ii)     Subject to Section 2.2(a)(iv), as of March 31, 2003, the Option shall become exercisable with respect to that number of shares determined by subtracting the number of shares subject to the Option that have become exercisable under Section 2.2(a)(i) from the Cumulative Vested Amount (as defined below); provided however, that if the result is less than 0 shares, it shall be deemed to equal 0 shares. The Cumulative Vested Amount shall be determined by multiplying (A) 240,000 by (B)(I) the cumulative EBITDA for the fiscal quarter ending March 31, 2001 and each of the fiscal years ending March 31 2002 and 2003 (the "Cumulative Vesting Period") minus the cumulative Covenant Case EBITDA for such period, divided (II) by the cumulative Potential Case EBITDA for the Cumulative Vesting Period minus the cumulative Covenant Case EBITDA for such period; provided, however, that the Cumulative Vested Amount shall in no event exceed 240,000.

The determination regarding the extent to which the Option becomes exerciseable under this Section 2.2(a)(ii) for the Cumulative Vesting Period shall be made in the manner and at the time set forth in Section 2.2(a)(iv).

(iii) Any shares of Stock subject to the Option that do not become exercisable in accordance with the provisions of this Section or Section 3.5 shall terminate on the earlier of the Optionee's termination of employment or the third anniversary of the Option Date.

(iv) For purposes of this Section 2.2(a), the determination as to whether the requisite EBITDA has been achieved shall be made following the receipt by FATS, Inc. of its audited financial statements for the years containing or constituting the Applicable Fiscal Periods.

(b) If the Optionee terminates employment with the Company by reason of Disability, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee's termination of employment and may thereafter be exercised by the Optionee or the Optionee's Legal Representative until the earlier of the first anniversary of the Optionee's termination of employment and the Expiration Date.

(c) If the Optionee's employment with the Company terminates by reason of the Optionee's death, the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the Optionee's Legal Representative or Permitted Transferees, as the case may be, until the earlier of the first anniversary of the Optionee's death and the Expiration Date.

(d) If the Optionee's employment with the Company terminates for any reason other than as described in subsection (b) or (c) above, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee's termination of employment and may thereafter be exercised by the Optionee or the Optionee's Legal Representative until and including the earliest to occur of (i) the date which is 90 days after the effective date of the Optionee's termination of employment and (ii) the Expiration Date; provided that if the Optionee's employment is terminated by the Company for Cause, the Option shall terminate automatically on the date the Board authorizes the Optionee's termination for Cause, and the Optionee shall be subject to the provisions of
Section 2.5.

(e) For purposes of this Agreement, "Cause" shall have the meaning contained in Section 4(c) of the Employment Agreement between the Optionee and FATS, Inc. dated November 1, 2000 (the "Employment Agreement").

2.3. Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee (1) by giving written notice to the Company on the form provided by the Company specifying the number of whole shares of Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either
(i) in cash, (ii) by delivery of previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and in each case for which the Optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (iv) a combination of (i), (ii) and (iii), and (2) by executing such documents as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (ii) - (iv). Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the full purchase price therefor has been paid.

2.4. Termination of Option. (a) In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not exercised pursuant to Section 2.3 or earlier terminated pursuant to Section 2.2 or Section 2.5, on the Expiration Date.

(b) In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised, cancelled or forfeited, the Optionee shall, upon the Company's request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be. Such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within 10


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business days of the Optionee's delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

2.5 Termination of Option and Forfeiture of Option Gain. (a) If the Board determines in its sole discretion that the Optionee has breached the covenants contained in Sections 6, 7, 8, 9, or 10 of the Employment Agreement or the Optionee is terminated for Cause, then (i) the Option shall terminate automatically on the date the Board determines that the Optionee has breached any such covenant or authorizes the Optionee's termination for Cause (as applicable), (ii) within five business days of receipt by the Optionee of a written demand from the Company or FATS, Inc., the Optionee shall sell to the Company or FATS, Inc. (at the Company's election) any shares of Stock acquired and held by the Optionee (or on the Optionee's behalf) as a result of the exercise of the Option for a per share price equal to the lesser of (A) the Fair Market Value of a share of Stock on the date the Board makes such determination or the date the Optionee is notified of his termination for Cause by the Company (as applicable), and (B) $0.50; and (iii) within five business days of receipt by the Optionee of a written demand from the Company or FATS, Inc., the Optionee shall pay the Company or FATS, Inc. (at the Company's election) an amount in cash equal to the aggregate gain realized by the Optionee upon the sale or sales of Stock acquired by the Optionee as a result of the exercise of an option granted under the Plan.

3.       Additional Terms and Conditions of Option.

Nontransferability of Option. The Option may not be transferred by the Optionee other than (i) by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or (ii) as otherwise permitted under Rule 16b-3 under the Exchange Act. Except to the extent permitted by the foregoing sentence, during the Optionee's lifetime the Option is exercisable only by the Optionee or the Optionee's Legal Representative. Except to the extent permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2. Investment Representation and Restrictions. The Optionee hereby represents and covenants that (a) any share of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; (c) to the extent required by an agreement between one or more underwriters and the Company in connection with an offering of shares of Stock pursuant to a registration statement under the Securities Act, the Optionee shall not offer, sell, contract to sell or otherwise dispose of any shares of Stock purchased upon exercise of the Option for the period specified in such agreement; and (d) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

3.3. Withholding Taxes. (a) As a condition precedent to the delivery of Stock upon exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such exercise of the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

(b) The Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company pursuant to Section 3.3(a), (2) delivery to the Company of previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and in each case for which the Optionee has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the "Tax Date"), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5); provided,


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however, that if the Optionee exercises the option on the Expiration Date, is employed as of such date, and the shares of Stock are not traded on a national securities exchange or are not quoted on the Nasdaq National Market as of such date, the Company shall take reasonable efforts to permit an Optionee to use, in whole or in part, the method described in clause (3) above. Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

3.4. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Committee without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

3.5. Sale of the Company. (a) Notwithstanding any provision in this Agreement, in the event of the occurrence of a Sale of the Company (as defined below) after March 31, 2001 and on or before March 31, 2003, this Option shall become exercisable (to the extent not already exercisable) under the provisions of Section 2.2(a)(ii) determined as if the Cumulative Vesting Period commences on January 1, 2001 and ends on the March 31 most recently preceding the occurrence of the Sale of the Company.

(b) "Sale of the Company" shall mean any transaction pursuant to which all of the shareholders of the Company receive cash or Marketable Securities in exchange for all of each such shareholder's shares of Stock. For purposes of the foregoing, "Marketable Securities" shall mean stock or other securities that are determined by the Board in its good faith discretion to be readily saleable by the shareholders of the Company (subject to any lock-up restrictions that are determined by the Board, in its sole discretion, to be reasonable) without causing a significant discount or decrease in the price of such securities.

3.6. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

3.7. Delivery of Information to Optionee. The Company shall forward to the Optionee annual reports to shareholders and annual or quarterly financial statements of the Company, including the consolidated balance sheet and related consolidated statements of operations and cash flows for a fiscal year, fiscal quarter or period of a fiscal year, as applicable, as soon as administratively practicable after such materials are prepared and distributed or filed, as the case may be, by the Company. The Optionees shall have the same rights as holders of shares of Stock to notice with respect to annual or special meetings of shareholders of the Company, and shall have the right to attend any such meetings.

3.8. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in
Section 3.3.

3.9. Option Confers No Rights as Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

3.10. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by the Company or any affiliate of the Company.

3.11. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.


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3.12.    Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

3.13. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.

4.       Miscellaneous Provisions.

4.1. Designation as Nonqualified Stock Option. The Option is hereby designated as not constituting an "incentive stock option" within meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); this Agreement shall be interpreted and treated consistently with such designation.

4.2. Meaning of Certain Terms. (a) As used herein, employment by the Company shall include employment by an affiliate of the Company. References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

(b) As used herein, the term "Legal Representative" shall include an executor, administrator, legal representative, guardian or similar person and the term "Permitted Transferee" shall include any transferee (i) pursuant to a transfer permitted under Section 3.4 of the Plan and Section 3.1 hereof or (ii) designated pursuant to beneficiary designation procedures approved by the Company.

4.3. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

4.4. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Firearms Training Systems, Inc., 7340 McGinnis Ferry Road, Suwanee, Georgia 30174, Attention: Corporate Secretary, and if to the Optionee, to the Optionee c/o Firearms Training Systems, Inc., 7340 McGinnis Ferry Road, Suwanee, Georgia 30174. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

4.5. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.6. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


FIREARMS TRAINING SYSTEMS, INC.



By:
   -----------------------------------
   Name:
   Title:

Accepted this _______ day of _________________, 2000.



Optionee



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